UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2026

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180
Orlando, Florida 32835
(Address of principal executive offices,
including zip code)

 (407) 722-3100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2026, Hilton Grand Vacations Inc., a Delaware corporation (the “Company” or “HGV”), Hilton Grand Vacations Parent LLC, a Delaware limited liability company (“Holdings”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Borrower”), and certain subsidiaries of the Borrower (such subsidiaries collectively, the “Subsidiary Guarantors”), entered into Amendment No. 10 to the Credit Agreement (the “Amendment”), which amended the Credit Agreement, dated as of August 2, 2021, by and among the Company, Holdings, the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as successor to Bank of America, N.A.), as administrative agent and collateral agent (the “Credit Agreement”), pursuant to which, among other things, the Borrower incurred a $850.0 million term loan (the “New Term Loan”).

Proceeds from the New Term Loan will be used to repay in full outstanding borrowings of approximately $849.0 million under the existing term loan due 2028 and for general corporate purposes.

The New Term Loan constitutes a new term loan under the Credit Agreement and ranks pari passu in right of payment and pari passu in right of security with the remaining existing term loans and revolving facility under the Credit Agreement. The New Term Loan will mature on July 17, 2033 (the “New Term Loan Maturity Date”) and is subject to the same affirmative and negative covenants and events of default as the existing remaining term loans under the Credit Agreement.

The New Term Loan bears interest at the same rate as the current Term Loan B due 2028, including, at the Borrower’s option, at a rate equal to a margin (which (x) in the case of Base Rate (as defined below) borrowings, equals 1.00% and (y) in the case of Term SOFR (as defined below) borrowings, equals 2.00%) over either (a) a base rate (the “Base Rate”) determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) Term SOFR for a one-month interest period plus 1.00% or (b) a SOFR rate (“Term SOFR”) determined by reference to the forward-looking term SOFR rate published by CME Group Benchmark Administration Limited for the interest period relevant to such borrowing. The New Term Loan is subject to a Term SOFR floor of 0%.

Holdings and the Subsidiary Guarantors will unconditionally guarantee the obligations under the New Term Loan. The obligations are secured by a first-priority security interest in substantially all of the assets of Holdings, the Borrower and the Subsidiary Guarantors (subject to certain exceptions and qualifications).

The Borrower may voluntarily prepay outstanding amounts under the New Term Loan at any time without premium or penalty, other than a 1.00% prepayment premium on voluntary prepayments of the New Term Loan in connection with a repricing transaction on or prior to the six-month anniversary of the borrowing thereof and customary “breakage” costs with respect to Term SOFR loans. The New Term Loan is subject to mandatory prepayment on the same terms, and subject to the same exceptions, as the existing term loans under the Credit Agreement.

The Borrower is required to repay the New Term Loans on the last business day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2026 and continuing until the fiscal quarter ending immediately prior to the New Term Loan Maturity Date, in quarterly installments in an aggregate principal amount equal to 0.25% of the original principal amount of the New Term Loan. The remaining amount of the New Term Loan will be payable on the New Term Loan Maturity Date.

This summary is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment No. 10 to the Credit Agreement, dated as of July 17, 2026, by and among Hilton Grand Vacations Inc., Hilton Grand Vacations Parent LLC,  Hilton Grand Vacations Borrower LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as successor to Bank of America, N.A.), as administrative agent and collateral agent.

104	Cover page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Senior Executive Vice President, General Counsel & Corporate Operations

Date: July 17, 2026